Company Contact:	Investor Relations Contact:
Stephen Jones Vice President — Investor Relations 217-258-9522 investor.relations@consolidated.com	Lippert / Heilshorn & Associates Kirsten Chapman 415-433-3777 Kirsten@lhai-sf.com

Consolidated Communications Holdings Agrees to Repurchase and Retire 3.8 Million Common Shares in
Private Transaction with Providence Equity

- Reduces Dividend Obligation by $5.9 Million and Increases Net Cash Flow by $3.0 Million Annually -

Mattoon, IL – July 14, 2006 – Consolidated Communications Holdings, Inc. (Nasdaq: CNSL) today announced that it has entered into an agreement to repurchase and retire approximately 3.8 million shares of its common stock from Providence Equity for approximately $56.7 million, or $15.00 per share. This price per share was based on negotiations between Providence Equity and the company, and represents a 6.5 percent discount to the average closing price of the company’s common stock during the last 20 trading days. The closing of the transaction, which is currently expected to occur on July 28, 2006, is subject to certain conditions, including the company’s receipt of an amendment to its credit agreement.

Bob Currey, Consolidated’s president and chief executive officer, said: “This transaction accomplishes a number of strategic goals. In addition to removing the market overhang related to this large position, it improves cash flow by decreasing our annual dividend obligation by 12.8 percent and improving our payout ratio. Providence has been a great business partner since we re-formed the company in 2002 and we thank the firm for its support.”

With this transaction, Providence Equity will have sold its entire position in Consolidated, which, prior to the transaction, totaled approximately 12.7 percent of Consolidated’s outstanding shares of common stock. This is a private transaction and will not decrease the company’s publicly available shares. The company expects to finance this repurchase using approximately $15.0 million of cash on hand and $41.7 million of additional term-loan borrowings. These additional borrowings are expected to increase the company’s after-tax interest expense by approximately $2.5 million annually. After the transaction, the company’s total debt is expected to be approximately $596.7 million, which would have resulted in a net debt leverage ratio of 4.23 times for the last twelve months ended March 31, 2006.

About Consolidated
Consolidated Communications Holdings, Inc. is an established rural local exchange company (RLEC) providing voice, data and video services to residential and business customers in Illinois and Texas. Each of the operating companies has been operating in their local markets for over 100 years. With approximately 242,000 local access lines and over 39,000 digital subscriber lines (DSL), Consolidated Communications offers a wide range of telecommunications services, including local and long distance service, custom calling features, private line services, dial-up and high-speed Internet access, digital TV, carrier access services, and directory publishing. Consolidated Communications is the 17th largest local telephone company in the United States.

Safe Harbor
This release contains forward-looking statements regarding future events and the future performance of Consolidated Communications Holdings, Inc. that involve risks, uncertainties and assumptions that could cause actual results to differ materially including, but not limited to, economic conditions, customer demand, increased competition in the relevant market and others. Please see the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2005, as well as the documents that we file from time to time with the Securities and Exchange Commission, which contain additional important factors that could cause our actual results to differ from our current expectations and from the forward-looking statements discussed during in this presentation. Because of these risks, uncertainties and assumptions, you should not place undue reliance on the forward-looking statements. Furthermore, forward-looking statements speak only as of the date they are made. We do not undertake any obligation to update or review any such forward-looking information, whether as a result of new information, future events of otherwise.

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